QUESTAR CORPORATION
           DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
       (As Amended and Restated Effective February 8, 2000)

Section 1.  Plan Adopted

     Questar Corporation, (the Company) hereby amends, effective February 8, 2000, the Dividend Reinvestment and Stock Purchase Plan
(Plan), which was originally adopted December 17, 1982 and has been significantly amended since such date. Under the Plan, owners of the Company's Common Stock will be provided an opportunity to invest cash dividends and optional cash payments in additional shares of the Company's Common Stock. (References to the Company's Common Stock include the attached Common Stock Purchase Rights that are described in a Rights Agreement dated as of February 13, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C.) In addition, interested investors, by making an initial cash payment of at least $250, but not more than $100,000, may purchase shares of the Company's Common Stock. Plan Participants can also sell up to 99 shares of Common Stock held through the Plan.

Section 2.  Purpose of the Plan

     The purpose of the Plan is to provide interested persons with a simple and convenient method of investing cash dividends and/or optional cash payments in shares of Common Stock at regular intervals.
Section 3.  Eligibility

     Participation in the Plan is open to (1) shareholders of record and (2) beneficial owners, assuming certain conditions are met, and
(3) persons not presently stockholders who are residents of states where direct purchases under the terms of this Plan are not precluded.

Section 4.  Administration

     The Company shall administer the Plan as agent for Participants, keep records, send statements of account to Participants, and perform other duties relating to the Plan. Additional shares purchased under the Plan shall be registered in the name of the Company or its nominee as agent for Participants in the Plan. The Company, without the prior consent of the Participants, may appoint a different plan administrator at any time.

     The Company shall designate an Independent Agent to make purchases of Common Stock in the open market. Subject to certain limitations, the Independent Agent shall have full discretion as to all matters relating to such purchases, including determining the number of shares, if any, to be purchased on any day or at any time of the day, the prices paid for such shares, the markets on which such purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made. The Company shall also use this Independent Agent to make odd-lot-sales of Common Stock at the request of Plan Participants. The Company may, but is not obligated to, retain an Independent Agent to comply with the various broker-dealer requirements imposed by some states.

Section 5.  Participation

     (a) Any holder of record of the Company's Common Stock may join the Plan by signing an Authorization Form and returning it to the Company. Authorization Forms will be furnished at any time upon request made to the Plan Administrator.

     (b) Beneficial owners of Common Stock may become shareholders of record by having some or all of their shares transferred into their names in order to be eligible to directly participate in the Plan. Beneficial owners may request their record holders (such as a broker or bank nominee) to participate on their behalf.

     (c) Interested investors who are not owners may purchase shares of Common Stock by making a cash payment of at least $250 or by authorizing automatic monthly deductions of at least $50 from a qualified bank account. After making this cash payment, $10 of which shall be charged as an administrative fee, such investors will be treated as holders of record even though their shares are held through the Plan.

     (d) A person may enroll in the Plan at any time. The Company must receive an Authorization Form before the record date for a dividend in order to use such dividend to purchase additional shares of stock. Dividends on Common Stock are generally paid in the months of March, June, September, and December. The record dates for dividends on Common Stock are ordinarily within 30 days prior to the dividend payment dates. The Investment Period is defined as three business days prior to and subsequent to the Investment Date. Reinvested dividends are used to purchase additional shares of stock during the Investment Periods in which the dividend payment dates occur. The dividend payment dates constitute Investment Dates for dividends only. Optional cash payments are used to purchase additional shares of stock during the Investment Periods in which the last business day of each month occurs. The last business day of each month is an Investment Date for optional cash purchases. If the Company issues new shares to Plan Participants, the shares will be issued and sold on the Investment Date.

     (e) Authorization Forms shall appoint the Company as agent for the participating shareholder and direct the Company to purchase additional shares of the Company's Common Stock with cash dividends payable on all or a specified portion of the shares of Common Stock registered in the Participant's name as well as whole and fractional shares of Common Stock credited to the Participant's account under the Plan. The forms also authorize the Company to purchase additional shares of the Company's Common Stock with any optional cash payments made by the Participant.

Section 6.  Costs

     The Company shall charge Participants the brokerage commissions incurred in connection with purchasing shares of the Company's Common Stock in the open market. Individuals making an initial purchase through the Plan who are not shareholders will be charged a one-time administrative fee of $10.00 to establish an account. Participants electing to sell shares through the Plan will pay brokerage commissions and any applicable taxes for each sale.

     At the present time, the Company pays all other costs in connection with the administration of the Plan. The Company, however, reserves the right to charge fees incurred when administering
Participants' accounts.

Section 7.  Operation

     (a) Shares Available Under the Plan. Common stock offered pursuant to the Plan may be purchased in the open market or through negotiated transactions. The Company also reserves the right to issue and sell additional new shares of Common Stock to Plan Participants. The Company's election between purchasing shares on the open market and issuing new shares will depend on several factors, including the Company's need for additional equity funds. Any shares of Common Stock issued by the Company shall be registered with the Securities and Exchange Commission.

     (b) Price of Shares. The price of the Common Stock purchased in the open market with reinvested dividends or with optional cash payments will be the average cost of such shares, including brokerage commissions incurred in connection with the purchase of such shares, during the applicable Investment Period. The price per share of Common Stock will be determined by dividing the cost (including all brokerage fees but excluding one-time administrative fees) of all shares purchased with optional cash payments or reinvested dividends during the applicable Investment Period by the total number of shares of Common Stock purchased during such period to fulfill Plan requirements.

     The price of the Common Stock purchased directly from the Company with reinvested dividends or with optional cash payments will be the regular benchmark closing price of the Common Stock on the New York Stock Exchange on the Investment Date as reported in the Wall Street Journal, or if no trading in the Common Stock occurs on such date, on the next preceding date on which trading occurred.

     (c) Number of Shares. The number of shares to be purchased for each Participant's account shall be determined by the amount of the dividends being reinvested; optional cash payments (if any); the price of the Common Stock; and brokerage fees. Each Participant's account will be credited with that number of shares, including fractional shares (computed to three decimal places), equal to the amount invested for such account divided by the weighted average price (including brokerage fees) for all purchases for all Participants during the applicable Investment Period. The Company will reinvest dividends on all or a portion of the shares of Common Stock registered in each Participant's name, in accordance with such Participant's directions on the Authorization Form(s), as well as dividends on shares of Common Stock credited to such Participant's account under the Plan. The Company will apply such dividends to the purchase of shares for the account of such Participant. The Company will also apply any optional cash payments received prior to the close of business on the Investment Date to the purchase of shares for the account of such Participant. (The Investment Date for the purpose of reinvesting dividends is different than the Investment Date for the purpose of purchasing Common Stock with optional cash purchases.)

Section 8.  Optional Cash Payments

     A Participant in the Plan may make optional cash payments each month. Optional cash payments must be at least $50.00 per payment and not more than $100,000.00 per calendar year. The same amount of money need not be sent each month and there is no obligation to make optional cash payments. Optional cash payments must be received by the close of business on the Investment Date. Optional cash payments received after such time will be held by the Company until the next Investment Period for such payments. No interest shall be paid by the Company on optional cash payments held pending investment.

     By signing an Automatic Cash Contribution Authorization Form, a Participant can also have optional cash investments deducted from his account at a financial institution that is a member of the National Automated Clearing House Association. Amounts automatically deducted are subject to the same minimum and maximum amounts specified above.

Section 9.  Initial Cash Payments

     An interested investor who is not an owner of Common Stock may make an initial cash purchase of Common Stock. Initial cash payments must be at least $240 ($250 with the $10 administrative fee) or at least $50 in automatic monthly deductions ($10 fee will be deducted from the first month's investment, $40 will be reinvested), and cannot exceed $100,000. Once the initial cash purchase is made, the investor becomes a Participant and can make optional cash payments. Any initial cash payments are aggregated with subsequent optional cash payments for purposes of the $100,000 maximum per calendar quarter. Shares purchased with initial cash payments are credited to a new Participant's account in the Plan. The new Participant is treated as a shareholder of record even though no certificates representing the shares purchased with the optional cash payments are issued except upon request.

Section 10.  Odd Lot Sales

     A Participant may sell up to 99 shares of Common Stock through the Plan. Such shares are sold on the open market approximately every two weeks by the Company's Independent Agent. The Independent Agent shall have all discretion in all matters related to the sale, including the terms of sale, sale price, and the market or person through which the shares are sold. A Participant may only sell Common Stock held through the Plan, including shares of Common Stock represented by certificates sent to the Company for safekeeping and enrolled in the Plan. A Participant with less than 10 shares must sell all Plan shares. A request must be signed by all account holders and is irrevocable after it is processed by the Company. A Participant cannot specify a price at which to sell Plan shares. Brokerage commissions associated with the sale will be deducted from the proceeds mailed to the Participant. The Company shall send information returns to Participants who sell Plan shares if the amount of the sale is $20 or more.

Section 11.  Reports to Participants

     Each Participant shall receive a statement of account within a month after the period on which each purchase of additional shares is made for such Participant's account. In addition, each Participant shall receive copies of the communications sent to every holder of Common Stock, including annual reports, notice of the annual meeting and proxy statement, and information returns reporting dividend income received for tax purposes (if the total dividend is $10 or more).

Section 12.  Certificates for Shares of Common Stock

     (a) Certificates for any number of whole shares credited to an account under the Plan will be issued upon the written request of the Participant. The dividends on such shares will continue to be reinvested under the Plan unless the Participant directs the Company otherwise.

     (b) Certificates for fractional shares will not be issued under any circumstances.

     (c) Shares in the account of a Participant under the Plan may not be pledged, sold, or otherwise transferred prior to withdrawal from the Company's custody.

     (d) Accounts under the Plan shall be maintained in the names in which certificates of the Participants were registered at the time they entered the Plan. Certificates for whole shares shall be similarly registered when withdrawn from the custody of the Company. Accounts under the Plan for new Participants shall be maintained in the names shown on the initial Authorization Form submitted by such Participants.

     (e) A Participant may send certificated shares to the Company for safekeeping. Such shares will be treated as Plan shares, and the dividends payable on such shares will be reinvested. Such shares are also eligible to be sold, upon the Participant's written request, by the Independent Agent.

Section 13.  Stock Transfers

     A Participant can transfer shares held through the Plan without having such shares actually certificated. To transfer ownership of shares or to change the name on an account, a Participant must submit a signed stock power with a Medallion signature guarantee on the form and submit any other documents required by the Company.

Section 14.  Withdrawal or Termination of Participation in the Plan

     (a) A Participant at any time may terminate or withdraw from participation in the Plan by so notifying the Company in writing.

     (b) If the Company receives a notice of withdrawal or termination prior to the record date for the next dividend payment, the Company will pay such dividend and all subsequent dividends on such stock to the Participant in cash. Upon notice that the Participant has elected to terminate his entire participation in the Plan, the Company will return any optional cash payments that would otherwise have been invested during the next Investment Period.

     (c) If the Company receives notice of withdrawal or termination after the record date for the next dividend payment, the Company will invest such dividend for the Participant's account. All subsequent dividends on such stock will be paid to the terminating Participant in cash. Upon notice that the Participant has elected to terminate his entire participation in the Plan, the Company will return any optional cash payments that would otherwise have been invested during the next Investment Period.

     (d) If a Participant withdraws or terminates his entire participation in the Plan or if the Company terminates the Plan, certificates for whole shares credited to the Participant's account under the Plan will be issued. A cash payment will be made for any fractional shares credited to the account. This cash payment will be computed using the regular benchmark closing price of the Company's Common Stock on the New York Stock Exchange as reported in the Wall Street Journal on the date the notice of termination is processed by the Company.

Section 15.  Termination of Accounts

     The Company, as the administrator of the Plan, has the right to terminate a Participant from the Plan if less than one share is held in the Participant's account. This termination will be accomplished by sending the Participant a cash payment for the fraction of a share held in the Plan. The cash payment for the fractional share will be computed using the regular benchmark closing sale price of the Company's Common Stock on the New York Stock Exchange as reported on the Wall Street Journal, on the date of the Participant's termination. The Company will not terminate any Participant's account during the period of time between the record date for a dividend payment and the Investment Period.

     In addition, the Company may terminate a Participant's participation in the Plan if it believes that such participation may be contrary to the general interest of the Plan or in violation of applicable law. The Participant will receive a certificate for whole shares and a check for the value of any fractional shares in the Plan account.

Section 16.  Disposition of Less Than All Shares Registered in
Participant's Name

     A Participant may sell or otherwise dispose of all or a portion of the shares of Common Stock registered in his name even though the Participant has authorized the Company to reinvest dividends payable on such shares. The Company will continue to reinvest dividends payable on the remaining shares registered in the Participant's name subject to its discretion to terminate any Participant's account that has less than one share in it.

Section 17.  Amendment of Plan

     The Plan may be amended or terminated by action of the Company's Board of Directors.